UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 27, 2017

Agios Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36014	26-0662915
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

88 Sidney Street, Cambridge, MA		02139
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (617) 649-8600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of a New Director

On May 27, 2017, the Board of Directors (the “Board”) of Agios Pharmaceuticals, Inc. (the “Company”), upon the recommendation of the Board’s Nominating and Corporate Governance Committee, elected David Scadden, M.D. as a director. Dr. Scadden has been designated as a class III director to serve in accordance with the Company’s By-Laws until the Company’s 2019 Annual Meeting of Stockholders and thereafter until his successor has been duly elected and qualified or until his earlier death, removal or resignation. In connection with his election to the Board, Dr. Scadden was named to the Board’s Science and Technology Committee (the “S&T Committee”) effective immediately.

Dr. Scadden is a hematologist/oncologist and an expert on the medical application of stem cell biology with a particular emphasis on its use in the settings of cancer and AIDS. He is the Gerald and Darlene Jordan Professor of Medicine at Harvard University, a position he has held since 2006. Since 1995, Dr. Scadden has practiced at the Massachusetts General Hospital, where he founded and directs the Center for Regenerative Medicine. Dr. Scadden co-founded and co-directs the Harvard Stem Cell Institute, and is Chairman and Professor of the Harvard University Department of Stem Cell and Regenerative Biology. He is a member of the Board of External Experts for the National Heart, Lung and Blood Institute, is an associate member of the Broad Institute of Harvard and MIT and is a former member of the Board of Scientific Counselors for the National Cancer Institute and Board of Directors of the International Society for Stem Cell Research. Dr. Scadden serves on multiple editorial boards and scientific advisory boards, and is a scientific founder of Fate Therapeutics, a public biotechnology company, and Magenta Therapeutics, a private biotechnology company. He is the recipient of numerous honors including membership in the National Academy of Medicine, the American Academy of Arts and Sciences and awards from the American Society of Hematology, the Doris Duke Charitable Trust, the Ellison Medical Foundation, the Burroughs Welcome Fund, and the Leukemia and Lymphoma Society. Dr. Scadden holds degrees from Bucknell University, Case Western Reserve University and honorary degrees from Harvard University, Bucknell University and Lund University in Sweden.

There are currently no arrangements or understandings between Dr. Scadden and any other person pursuant to which Dr. Scadden was selected as a director. There are currently no transactions in which Dr. Scadden has an interest requiring disclosure under Item 404(a) of Regulation S-K.

In accordance with the Company’s non-employee director compensation policy (the “Policy”), Dr. Scadden will receive (i) an annual cash compensation of $40,000 ($10,000 per quarter) for his service as a director and (ii) reimbursement for reasonable travel and other expenses incurred in connection with attending meetings of the Board and committees thereof. As a member of the S&T Committee, he will also receive an annual cash compensation of $7,500 ($1,875 per quarter). In addition, in accordance with the Policy, the Board granted Dr. Scadden an option to purchase 16,000 shares of the Company’s common stock on May 27, 2017. The option has an exercise price equal to $48.20, the fair market value of the Company’s common stock on the date of grant, and vests as to 25% on the first anniversary of the date of grant, with the remainder vesting in equal increments over 36 additional months.

In connection with his election to the Board, Dr. Scadden entered into an indemnification agreement (the “Indemnification Agreement”) with the Company. The Indemnification Agreement is substantially identical to the form of indemnification agreement that the Company has entered into with its other directors and provides that the Company will indemnify Dr. Scadden for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him in any action or proceeding arising out of his service as one of the Company’s directors.

The foregoing description of the Indemnification Agreement is qualified in its entirety by the full text of the form of indemnification agreement by and between the Company and each of its officers and directors, which is incorporated herein by reference to Exhibit 10.12 to the Company’s Registration Statement on Form S-1 (File No. 333-189216), filed with the Securities and Exchange Commission on July 11, 2013.

Resignation of a Director

On May 30, 2017, Robert T. Nelsen notified the Company of his decision to resign as a member of the Board and as a member of the Board’s Compensation Committee, effective as of June 30, 2017. Mr. Nelsen’s resignation from the Board is due to other commitments, and is not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Item 9.01	Financial Statements and Exhibits.

(d) The following exhibits are included in this report:

Exhibit No.	Description

10.1	Form of Indemnification Agreement between the Registrant and each of its Executive Officers and Directors (incorporated by reference to Exhibit 10.12 to the Registrant’s Registration Statement on Form S-1 (File No. 333-189216), filed with the Securities and Exchange Commission on July 11, 2013).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGIOS PHARMACEUTICALS, INC.

Date: May 31, 2017	By:	/s/ David P. Schenkein
David P. Schenkein, M.D. President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of Indemnification Agreement between the Registrant and each of its Executive Officers and Directors (incorporated by reference to Exhibit 10.12 to the Registrant’s Registration Statement on Form S-1 (File No. 333-189216), filed with the Securities and Exchange Commission on July 11, 2013).